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                                                                    EXHIBIT 99.1

                                 Press Release

         Pinnacle Airlines' Flight Dispatchers to Be Represented by TWU


MEMPHIS TENN. (AUGUST 12, 2005) Today, Pinnacle Airlines (NASDAQ: PNCL) and the Transport Workers Union of America AFL-CIO, Air Transport Division, announced that Pinnacle's 33 Flight Dispatchers have elected representation by the TWU. Previously, Pinnacle's Flight Dispatchers were not represented by a collective bargaining unit.

"We respect the decision made by our Dispatchers", said Clive Seal, Vice-President, Flight Operations. "And, in accordance with our Guiding Principle of mutual respect for all Pinnacle People, we welcome the TWU and look forward to a cooperative, constructive relationship."

"We look forward to working with our members and with Pinnacle Airlines in a cooperative effort to enhance the careers and futures of the Pinnacle Dispatch Craft," said Jim Little, TWU International Air Transport Division Director. Pinnacle Dispatchers will be assigned to Local 543 which represents the Flight Dispatchers and the Operations Planners at several other airlines.

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,600 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.


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